United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 16, 2008
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 16, 2008, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended October 31, 2008, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2008. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 16, 2008 announcing financial results for the quarter ended October 31, 2008
99.2	Transcript of conference call held on December 16, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008	Applied Signal Technology, Inc. (Registrant) By: /s/ James E. Doyle James E. Doyle, Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 16, 2008 announcing financial results for the quarter ended October 31, 2008
99.2	Transcript of conference call held on December 16, 2008

Exhibit 99.1
Press Release dated August 26, 2008 announcing financial results for the quarter ended August 1, 2008

Applied Signal Technology, Inc.
Announces Record Fiscal 2008 Revenues and Improved Profitability

Sunnyvale, CA. December 16, 2008 - Applied Signal Technology, Inc. (NASDAQ - APSG) today announced operating results for the fiscal fourth quarter and fiscal year which ended October 31, 2008. During the fourth quarter, the Company reported $48.4 million in revenue and $0.20 of earnings per diluted share, increases of 4.6% and 5.3%, respectively, versus the fourth quarter of fiscal 2007.

For the full fiscal year, the Company reported that revenues increased to a record level of $186.3 million versus the fiscal 2007 level of $170.4 million. Diluted earnings per share for the fiscal year increased 14.5% to $0.63 versus the fiscal 2007 level of $0.55 per diluted share.

Management Commentary

Mr. William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented “We are pleased with our good financial performance in fiscal 2008. Our revenue performance was driven primarily by continued demand for our core SIGINT products. Our improved operating income resulted primarily from a revenue mix shift towards development programs and technology-driven licensing revenues offset by a decrease in profits from our standard products. This improvement came despite a $1.3 million write-down for obsolete inventory during fiscal 2008. As we look ahead, we believe that spending levels in our high-demand niche markets will increase, even if total defense spending moderates. We are excited to compete on a variety of programs, including the planned cyber security initiative and the recapitalization of existing signal intelligence equipment.”

Mr. Van Vleet concluded, “Given these opportunities, our mandate is clear. We will continue to improve our cost structure to become incrementally competitive. We will seek to capture organic growth opportunities across several categories of existing and in-development products. We will also utilize the strategic advantages provided to us by our strong capital position to find new, complementary growth opportunities. Our organization is motivated and focused on achieving each of these goals, which we believe will drive value to our customers, our partners, and our shareholders.”

Results of Operations

Revenues for the fourth quarter and fiscal year 2008 were $48,374,000 and $186,331,000, respectively, compared with revenues of $46,235,000 and $170,375,000 recorded during the same periods of fiscal year 2007. Fourth quarter and fiscal year 2008 revenues increased primarily due to increased sales related to engineering development programs.

Operating income for the fourth quarter and fiscal year 2008 was $4,354,000 and $12,787,000, respectively, compared with operating income of $4,065,000 and $11,304,000 for the fourth quarter and fiscal year 2007, respectively. Operating income increased for the fourth quarter and fiscal year 2008 primarily due to greater royalties associated with the licensing of intellectual property into commercial satellite communications markets and to increased profitability generated from engineering development contracts.

Net income for the fourth quarter and fiscal year 2008 was $2,549,000, or $0.20 per diluted share, and $8,017,000, or $0.63 per diluted share, respectively, compared with net income for the fourth quarter and fiscal year 2007 of $2,392,000, or $0.19 per diluted share, and $6,812,000, or $0.55 per diluted share, respectively. The effective tax rate for fiscal year 2008 is estimated to be 40.8% compared to the Company’s fiscal year 2007 effective tax rate of 43.2%. The fiscal 2008 effective tax rate decreased primarily because of a combination of discrete events associated with research and development credits and a change in the Company’s method of calculating the depreciation of fixed assets for tax purposes.

New Orders

New orders received during the fourth quarter of fiscal year 2008 were $39,825,000, essentially unchanged when compared to new orders of $40,332,000 received during the fourth quarter of fiscal year 2007. New orders received during fiscal year 2008 were $185,139,000 compared to new orders of $191,193,000 reported during fiscal year 2007.

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the fourth quarter and fiscal year ended October 31, 2008.

Conference Call

The Company will host a conference call on December 16, 2008 to discuss fourth quarter and fiscal 2008 results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on December 16, 2008 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and continued growth, the demand for our equipment, the continued demand and increased spending levels for intelligence, surveillance and reconnaissance solutions, and our ability to improve our cost structure to become incrementally competitive and capture organic growth opportunities across several categories of existing and in-development products are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2007. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended October 31, 2008 and October 31, 2007
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007

Revenues from contracts	$48,374	$46,235	$186,331	$170,375
Operating expenses:
Contract costs	34,400	31,628	129,835	116,133
Research and development	2,630	3,453	13,116	14,204
General and administrative	6,990 ----------	7,089 ----------	30,593 ----------	28,734 ----------
Total operating expenses	44,020 ----------	42,170 ----------	173,544 ----------	159,071 ----------

Operating income	4,354	4,065	12,787	11,304
Interest income/(expense), net	223 ----------	229 ----------	761 ----------	683 ----------

Income before provisionfor income taxes	4,577	4,294	13,548	11,987
Provision for income taxes	2,028 ----------	1,902 ----------	5,531 ----------	5,175 ----------

Net income	$2,549 ========	$2,392 ========	$8,017 ========	$6,812 ========

Net income per share - basic	$0.20	$0.20	$0.64	$0.56
Average shares - basic	12,622	12,218	12,475	12,100

Net income per share - diluted	$0.20	$0.19	$0.63	$0.55
Average shares - diluted	12,844	12,397	12,681	12,314

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2008	October 31, 2007
Assets

Current assets:
Cash and cash equivalents	$4,668	$5,250
Short term investments	45,045 ----------	29,683 ----------
Cash, cash equivalents, and short-term investments	49,713	34,933
Accounts receivable	40,115	44,476
Inventory	8,141	5,944
Refundable income tax	—	647
Other current assets	10,155 ----------	9,760 ----------
Total current assets	108,124	95,760

Property and equipment, at cost	65,773	62,565
Accumulated depreciation and amortization	(50,660) ----------	(46,096) ----------
Net property and equipment	15,113	16,469

Goodwill	19,964	19,964

Intangible assets, net	162	616
Long-term deferred tax asset, net	4,410	5,021
Long term investment	9,381	4,114
Other assets	865 ----------	789 ----------

Total assets	$158,019 =========	$142,733 =========

Liabilities and Shareholder's Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$20,070	$16,983
Notes payable	1,429	1,429
Income taxes payable	498	14
Other accrued liabilities	3,513 ----------	1,997 ----------
Total current liabilities	25,510	20,423

Long-term liabilities:
Long-term notes payable	3,929	5,357
Other long-term liabilities	3,847 ----------	2,117 ----------
Total long-term liabilities	$7,776	$7,474

Shareholders' equity	124,733 ----------	114,836 ----------

Total liabilities and shareholders' equity	$158,019 =========	$142,733 =========

Applied Signal Technology, Inc.
Consolidated Statements of Cash Flows
Increase (decrease) in cash
(in thousands)

	Year Ended October 31,
	2008	2007
Operating Activities:

Net income	$8,017	$6,812

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,508	5,649
Stock-based compensation	4,779	4,150
Excess tax benefits from stock-based payment arrangements	(37)	(54)

Adjustments to reconcile net income to net cash provided
Accounts receivable	4,361	(3,897)
Refundable income taxes	752	—
Inventory, prepaids, and other current assets	(2,697)	2,680
Other assets	519	380
Accrued lease incentives	877	—
Accounts payable, taxes payable and accrued liabilities	5,454 ----------	(1,565) ----------

Net cash provided by operating activities	28,533	14,155

Investing Activities:
Purchase of available-for-sale securities	(109,964)	(76,411)
Maturity of available-for-sale securities	88,935	70,877
Additions to property and equipment	(4,170) ----------	(4,451) ----------

Net cash (used in) investing activities	(25,199)	(9,985)

Financing Activities:
Issuance of Common Stock	4,044	4,394
Shares repurchased for tax withholding of vested restricted stock awards	(279)	(59)
Excess tax benefits from stock-based payment arrangements	37	54
Term loan	(1,428)	(1,429)
Dividends Paid	(6,290) ----------	(6,074) ----------

Net cash (used in) financing activities	(3,916)	(3,114)

Net increase (decrease) in cash	(582)	1,056
Cash, beginning of period	5,250 ----------	4,194 ----------
Cash, end of period	$4,668 ========	$5,250 ========

Supplemental disclosure of cash flow information:
Interest paid	382	556
Income taxes paid	7,005	3,873

Exhibit 99.2
Transcript of conference call held on December 16, 2008

Participants

William Van Vleet III, President and CEO
James Doyle, CFO

Analysts

James McIlree – Collins Stewart LLC
Chris Donaghey – Suntrust Robinson Humphrey
Patrick McCarthy – FBR Capital Markets
Elizabeth De Freitas – Stifel Nicolaus & Company
Michael Lewis – BB&T Capital Markets
Wren [Dicing] – Neuberger Berman

Presentation

Operator

Good evening ladies and gentlemen, and welcome to the Applied Signal Technology Fiscal Year 2008 Fourth Quarter Earnings Conference Call. At this time, all participants are on a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, William Van Vleet, CEO for Applied Signal Technology. Thank you, Mr. Van Vleet, you may begin.

William Van Vleet – Applied Signal Technology - Chief Executive Officer

Good afternoon everyone and thank you for joining us to review our performance for fiscal year 2008. Before we begin I would like to start with our Safe Harbor statement and it is as follows: Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in our company’s recent 10Q and 10K.

For 2008, our financial results for the full year were very good. We grew our sales 9.4% to a record level of $186.3 million. The trends in our particular niche of defense expenditures remains strong and we continue to have significant organic growth opportunities.

We also successfully hired over 100 additional staff members and we anticipate similar growth in fiscal 2009. Our bottom line performance was even stronger and diluted earnings per share increased 14.5% to $0.63. Our mix of business has shifted to carry more favorable margins, contributing to profitability improvement.

Clearly more important than the financial results was the shift in our strategic direction. We believe that fiscal 2008 will come to be regarded as a pivotal year in our history. We are extending upon the outstanding competitive, strategic and financial position that Gary Yancy and our other founders established with this company. Our competitive position is as a high value solution provider. We provide a higher quality team particularly at the customer level with greater customer intimacy than most of our competitors.

While we will continue to hire consistent with this position we will also push for incremental efficiency so the value to our customer increases. This will also give us a greater ability to capture market share. In addition, the intelligence, surveillance and reconnaissance, or ISR, market itself is continuing to grow.

Strategically we have a firm foundation in the SIGINT business, specifically in the COMINT space. These businesses continue to have excellent growth potential and products engineering services work and in systems integration. Significantly, we expect over the next several years to see the government largely recapitalize its existing SIGINT equipment with upgraded technology. As a result we see contract activity remaining strong in our core space and we believe the mix of products in our consolidated revenue will increase.

We are very pleased with our capability in the broadband communications systems market. We have a number of successful engineering development programs in progress in that business. This is an increasingly strong area of business for us and I believe we will expand the range of our potential participation in the cyber security initiative, which is poised to become a $37 billion program over the next five years.

We believe we will begin to see new and potentially significant program opportunities in fiscal 2009. In addition to that opportunity we are focused on diversification. This is particularly true with respect to the simultaneous miniaturization and capability improvement in some products, especially our Pegasus family of automated ELINT systems. We have just completed first article qualification of this product and are excited about the opportunities in the market place.

We have also seen success in our sensor technologies business, which we expect to become more important to the company in fiscal 2009. In addition to our business in synthetic aperture sonar, which has strong growth potential, we are also pioneering new products for explosive detection, which are in the final engineering development phase.

So again, strategically we have an excellent position.

Significant achievements for the company in 2008 include the following four major items. First, we successfully implemented operational efficiency initiatives coincident with our management transition. We streamlined our operations into three market focused lines of business and identified a 25% reduction in overhead costs, improving our overall competitiveness.

Second, we successfully launched three new products including a TOAD synthetic aperture sonar or SAS system for harbor surveillance, and oil and gas discovery. Raider, our next generation wireless surveillance system was the first to market for 3G communications and Gecko, a high speed broadband monitoring system was released.

Third we completed operational demonstrations of the TOAD SAS product to 12 European and Asian customers in Germany and Sweden and we also successfully deployed our low size, weight and power Hydra and Renegade surveillance products on unmanned aerial vehicles.

Fourth, we successfully captured four new engineering services programs to provide analytical support, algorithm development and system integration to the intelligence community with a potential total value of $40 million to AST.

Financially we are also very strong. Our balance sheet at year end has nearly $60 million of cash and investments. We are generating cash and we believe that we will see continued growth in revenues, earnings and cash flow. We believe that we have an opportunity to deploy that capital judiciously to create better levels of return for our shareholders. We are also pleased to continue to provide a significant dividend to our shareholders, which we consider particularly important in this turbulent financial environment.

I would like to try and help you understand the business and the contracting activity a little bit better. As many of you know, many of our programs are classified and we are only allowed to announce contract amounts. What I would like to do is give you a quick run down of our major classified contracts and further I will describe them as short-term, which is less than one year; intermediate term, which is one to three years and longer-term, which is three years or longer. I will also assign some monikers to them so we can all be on the same page about these contracts and the total level of revenues they are contributing to our results.

The first one is the ASA contract, which was granted in December 2006 for a total of $75 million with an intermediate term. The High Beam contract was granted in August of 2007 for a total of $37 million with an intermediate term. The Tiffany contract was granted in February 2004 for a total of $112 million with a long term and the Stun Phase II contract was granted in September 2005 for a total of $72 million with a long-term.

These four contracts represent 55% of our revenues in 2008. In total, at the end of fiscal 2008 our backlog was $125 million with a book-to-bill ratio of approximately 1.0, which is essentially unchanged at this point from last year. We are pleased to note that of the $70 million in outstanding proposals that we discussed last quarter we have captured approximately 80% of the awards granted thus far. While I described our current contract activity level as normalized, we believe we will see a good increase in the frequency and size of contracts during the course of fiscal 2009.

I will reserve a few comments for closing but right now I would like to turn the call over to our Chief Financial Officer, Jim Doyle, who will walk you through the financial results for the year in detail.

Jim?

James Doyle - Applied Signal Technology - Chief Financial Officer

Thanks Bill. Good afternoon everyone. I will review our income statement and then talk some about our balance sheet.

Revenues for the fourth quarter of fiscal 2008 were approximately $48.4 million compared to revenues of approximately $46.2 million for the fourth quarter of fiscal 2007. Revenues for fiscal 2008 were approximately $186.3 million representing a 9.4% increase when compared to revenues of approximately $170.4 million for fiscal 2007.

Our fiscal 2008 revenues increased primarily due to increased sales related to our development programs. Operating income for the fourth quarter and fiscal year 2008 was approximately $4.4 million and $12.8 million respectively compared with operating income of $4.1 million and $11.3 million for the fourth quarter and fiscal year 2007 respectively. Operating income increased for the fourth quarter in fiscal 2008 primarily due to greater royalties associated with the licensing of intellectual property into commercial satellite communications markets and the increased profitability generated from our engineering development contracts.

This was offset by a decrease in profits from our standard products. We reported approximately $5.2 million of royalty income during fiscal 2008 compared to approximately $1.5 million during fiscal 2007. Operating income improvement came despite a $1.3 million write down for obsolete inventory during fiscal 2008.

Net income for the fourth quarter and fiscal year 2008 was approximately $2.5 million or $0.20 per diluted share and $8 million or $0.63 per diluted share respectively compared with net income for the fourth quarter and fiscal year 2007 of $2.4 million or $0.19 per diluted share and $6.8 million or $0.55 per diluted share respectively.

The effective tax rate for fiscal year 2008 is estimated to be 40.8% compared to the company’s fiscal year 2007 effective tax rate of 43.2%. The fiscal 2008 effective tax rate decreased primarily because of a combination of discrete events associated with research and development credits and a change in the company’s method of calculating the depreciation of fixed assets for tax purposes.

New orders received during fiscal 2008 were approximately $185.1 million compared to new orders of approximately $191 million received during fiscal 2007. As Bill said, we continue to focus our operations on a sharing program performance, maintaining a competitive cost structure and penetrating our market place. Our customers continue to come to us with new requirements for ISR solutions weighted heavily towards new development.

I would like to briefly review our balance sheet. The combined cash and investment balances at October 31 were approximately $59 million representing an increase of about $20 million from the $39 million balance a year ago. Accounts receivable balances were approximately $40 million. AR balance has declined compared to year end FY07 primarily related to our ability to collect costs associated with fiscal 2007. Included in accounts receivable are billed receivables of about $22.2 million and unbilled receivables of about $17.9 million.

Inventory balance at October 31, 2008 was approximately $8.1 million compared to approximately $6 million at October 31, 2007. Inventory increased primarily due to the acquisition of materials related to our new raider product. As previously mentioned, we wrote down approximately $1.3 million during fiscal year 2008. At the end of Q3 of 2008 we had an unfavorable indirect rate variance of approximately $2.2 million. We absorbed this unfavorable variance during the fourth quarter and finished the year with a favorable variance of approximately $1.3 million.

Prepaid and other current assets include free contract or at risk costs of about $1.3 million at October 31, 2008. This compares to about $4.5 million of at risk cost at the end of October 2007. The improvement in at risk cost is due to less risk incurred on three of our contracts and due to a favorable rate variance at October 31, 2008.

Current liabilities are approximately $25.5 million compared to the $20.4 million balance from a year ago. The increase was primarily due to increased accounts payable and an increase in accrued payroll and benefits.

Our bank debt continues to decline with a balance at October 31 of approximately $5.4 million. We paid dividends of approximately $1.6 million and $6.3 million during the fourth quarter and fiscal 2008 respectively.

That concludes my remarks on our income statement and balance sheet. I would like to now turn it back over to Bill for his closing remarks before we open it up to questions.

Bill?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Thank you, Jim. As I said before we are very pleased with the strategic, operational and financial results achieved in 2008 which was a year of transition for our company. We grew annual revenues by nearly 10% and we enhanced our operational efficiency.

Now looking forward we anticipate additional growth in 2009 particularly in our broadband communications business. In the upcoming year we are looking forward to several major competitive events and new product launches. These include the award of a profit enhanced sensor program, an announcement of the Republic of Singapore Navy TOAD SAS program, which are set for the first quarter.

In the second quarter of 2009 we are looking forward to the award of the reconfigurable SIGINT payload program and the ARGOS 3 efficient development services program. In the third quarter we expect to begin delivery of our next generation neutron imaging system and receive award of the next generation ASA program. In the fourth quarter we anticipate the award of the MASINT Advanced Technical Exploitation Program or ATEP program and expect an award of our first major ELINT program. While most of these are competitive efforts we believe that we are certainly the company to beat and we expect, as I said, another year of growth.

We would like to thank you again for your participation in our call today. This concludes our prepared commentary and we will now open the call to questions from the participants.

Operator

Thank you. Ladies and gentlemen, if you like to ask a question please press *1 on your telephone keypad. A confirmation phone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key. Our first question comes from the line of James McIlree from Collins Stewart LLC. Please proceed with your question.

James McIlree – Collins Stewart LLC

Thanks and good evening. Jim, could you help me understand the movement in gross margin on a percentage basis as well as operating expenses on a percentage basis just in Q4? It looked like gross margins were definitely lower than the first three quarters of the year and typically you get a nice step up in gross margins and then also your operating expenses as a percent of sales were a lot lower in this quarter than they were in the first three quarters of the year?

James Doyle - Applied Signal Technology - Chief Financial Officer

Yes, let me address that. Jim. We did see a little bit of erosion in gross margins in the fourth quarter. For the year, it was also a little bit higher. For the year there was the write down of obsolete inventory of about $1.3 million. For the quarter I saw that as just the timing of things going through. It was not any one particular issue in the quarter, but I think for the year it was more the issue of that $1.3 million of write down.

James McIlree – Collins Stewart LLC

What quarter did you take that write down?

James Doyle - Applied Signal Technology - Chief Financial Officer

We took approximately $900,000 in Q2 and then approximately $400,000 in Q3. As far as operating expenses in the quarter, we did see a reduction year-over-year especially in R&D and the reason for that was we had a lot of contractual commitments that we had to satisfy so we needed additional staff to execute the R&D, but we had to turn our attention first and foremost to executing on contracts. So we were not able to satisfy our internal research and development requirements.

James McIlree – Collins Stewart LLC

Bill, you talked about a SIGINT recap upcoming. Is that something that is going to take place in fiscal 2009 or is that something that is out there that you will have to bid on and that still has some risk associated with it?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

We believe it is a broad view across the board and it will include a combination of competitive efforts that we will bid for and also additions and follow on’s to our current existing contracts. Some of the programs that are included in that are things like Project Liberty, which was identified in the SIGINT surge where the DOD moved $1.2 billion of funds to Project Liberty and the other major recap efforts that are going on with Air Common Sensor EPX and programs of that nature and profit. I guess those are probably the nature of the recap efforts. Those are the competitive ones. Those are probably the four top competitive ones.

In addition to those four we are seeing increased interest and demand for engineering change proposals or continuations of more products by seeing increases to our IVIQ where we are in definite delivery and definite quantity programs and additional product orders coming out of those.

James McIlree – Collins Stewart LLC

Okay. Thank you Jim.

Operator

Thank you. The next question comes from Chris Donaghey from Suntrust Robinson Humphrey. Please proceed with your question.

Chris Donaghey – Suntrust Robinson Humphrey

Hi good evening guys. Bill, just following up from Jim’s question, a lot of programs you mentioned obviously a lot of the ones you can talk about are military related, ACS, Project Liberty, Profit Ground. As you look at the SIGINT recap opportunity can you kind of quantify how much is military SIGINT opportunity versus your more traditional intelligence community SIGINT opportunities?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

It will vary depending on the line of business that we are addressing. So in our broadband communication business that business typically addresses the intelligence community so the biggest opportunities in that line of business will be associated with the cyber security initiative. So that will be the various agencies associated with that and the Department of Homeland Security. Our other two lines of business, the intelligence and electronic warfare systems and our sensor systems business, those primarily address the military DOD and so those are some of the other competitive efforts described by Jim will be found.

Chris Donaghey – Suntrust Robinson Humphrey

Is that kind of total market that you are looking at more heavily weighted towards military programs versus intelligence community programs?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Currently no. Our company is actually more heavily weighted towards the intelligence community currently than the military defense community. But we, going forward in terms of opportunity, actually we are seeing opportunity on both sides. We are seeing growth opportunity in both the intelligence community and the military defense community. The military defense community obviously we speak more about where there is more information available to us.

Chris Donaghey – Suntrust Robinson Humphrey

I know the Profit Ground program is potentially a $900 million program. I am assuming you are pursuing that as a subcontractor though so that wouldn’t be 100% addressable by you guys?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Absolutely and that is an excellent comment. In many of these, in the Aero comment sensor, in the EPX and Profit Enhanced Sensor program yes we are addressing those as a subcontractor to the major industry primes who are pursuing that. So yes, the total amount that is addressable to us is less than the total amount.

Chris Donaghey – Suntrust Robinson Humphrey

Thanks for the additional detail on those four major programs. I think there were four. I was trying to count them. Are there any significant recompete’s coming up in those programs that you highlighted? What does the competitive landscape look like? How many of those four were sole sourced in the last award versus how competitive to the extent you could break that out?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Great question. Two of the four we anticipate competitive efforts for and both of them we will see competitive efforts in 2009 for the next generation ASA program and the follow on to Stun Phase. Those two will see competitive follow on’s. The High Beam and Tiffany we do not anticipate competitive efforts in 2009.

Chris Donaghey – Suntrust Robinson Humphrey

I know the company has not historically provided guidance but just as we look at 2009 obviously fourth quarter margins were very, very strong. How do we think about operating expenses going into 2009 and is there any way, particularly given that the book-to-bill ratio in 2008 was just slightly less than one, you know, how should we think about revenue growth in 2009 as well? .

William Van Vleet - Applied Signal Technology - Chief Executive Officer

That is also a great question, Chris. We are looking forward to achieve double-digit organic growth is the objective we are setting. We are aiming for continued revenue growth and increasing operating earnings growth through improvements in our operating line. Our bookings for this year could have been up to 10% higher except there were three major orders that slipped into fiscal 2009; they were the Republic of Singapore, Navy SAS, our initial Raider product orders for which now we have orders for thirty units and some Stun Phase II IDIQ task orders. So if all of those would have come in at the end of the fiscal year we could have been as much as 10% higher. So that is the range that we are trying to achieve going forward.

Chris Donaghey – Suntrust Robinson Humphrey

Just to be clear, the double digit growth you are talking about is at the earnings level or at the revenue level?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

We are looking for that growth overall in the business across the whole operating line.

Chris Donaghey – Suntrust Robinson Humphrey

Okay, I understand. One last question, Jim, just a housekeeping question, should we anticipate a 40.8% tax rate for fiscal 2009 as well?

James Doyle - Applied Signal Technology - Chief Financial Officer

No, Chris. We are estimating somewhere in the 42%-44% tax range, probably around 43% for fiscal 2009. We did get some favorable discrete items in 2008 so I think it will be around a 43% tax rate for fiscal 2009.

Chris Donaghey – Suntrust Robinson Humphrey

Okay. Great, thanks a lot guys.

Operator

Thank you. The next question comes from Patrick McCarthy with FBR Capital Markets. Please proceed with your question.

Patrick McCarthy – FBR Capital Markets

Hi. Good afternoon. Congratulations on the quarter. Bill, thank you very much for all the details from the call. It is very, very good. I was wondering if you could just maybe jump into a little bit more detail on the cost saving initiatives that are underway at the company and where you feel you are in implementing them and maybe give us an idea of how far away we will see them through the operating line obviously excluding the great margins you saw today?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Great question. Thanks Patrick. The operating cost reductions that we addressed were to reduce our overhead to become more competitive. Some of the things we looked at were employee benefits and we benchmarked ourselves versus our peer competitors. We still need to have a benefits package that allows us to hire the best and brightest employees and keep them but we made some adjustments to become a bit more competitive there.

We are also looking at reductions to our facility footprints overall to become a bit more productive in the total use of our facilities. So those are some of the nature. We also streamlined our businesses from five divisions down to three so we got some consolidation in doing that. Those are probably the three major things we put in place. Of all of them we expect those all to take effect in 2008 and 2009 with the exception of the facilities. As you know with the current financial environment the real estate market has gotten pretty soft, ultimately commercial real estate, and so some of our efforts to sublease some of our real estate has gotten a little bit soft and that may take maybe another year at that point.

Patrick McCarthy – FBR Capital Markets

Great. Just back to the order flow question from before, it seems like order flow looks like it is going to be a little bit better in the early part of the year. What do you think for the whole year?

James Doyle - Applied Signal Technology - Chief Financial Officer

Patrick. We anticipate FY09 to have a book-to-bill of greater than one. We have rolled out our annual operating plan and we see good order opportunities for us and so we are pushing that kind of a book-to-bill of better than one.

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Excuse me, Patrick. It is a good observation of our company. We typically have seasonality in our bookings and that is pretty typical whereas the second half of the year tends to be stronger than the first half of the year. That is not unusual with our business. There is a lumpiness associated with some of the key programs, but we are believing we will see a little stronger orders flow in the first half of the year than we have in prior years just because of the current environment.

Patrick McCarthy – FBR Capital Markets

Okay great and just my last question. Do you have any thoughts on the M&A environment and some of the push and takes that are going on in the market place right now?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

We are actually very involved in looking for ways to get a better return for our shareholders and improve our return on assets. So we are actively engaging with companies looking for other well run companies to accelerate our growth, but the types of acquisitions we might be willing to consider are what I would call incremental in nature. Not necessarily a fundamental transformation of the company, but rather instead we are trying to augment our current lines of business to provide more capability to allow us to compete in a broader customer set to enter into programs of record where we are not, and again serve as a complement to our existing lines of business.

Patrick McCarthy – FBR Capital Markets

Great. Congrats on the quarter.

Operator

Thank you. The next question comes from Elizabeth De Freitas from Stifel Nicolaus & Company. Please proceed with your question.

Elizabeth De Freitas – Stifel Nicolaus & Company

Hi, most of my questions have been answered actually, so just a couple of housekeeping questions and I am not sure if I missed this, but can you tell us the stock based compensation expense in the quarter? And depreciation and amortization?

James Doyle - Applied Signal Technology - Chief Financial Officer

Sure. The stock comp expense in the quarter before taxes was approximately $740,000. The full year was approximately $4.8 million before taxes. The other question was on depreciation and amortization?

Elizabeth De Freitas – Stifel Nicolaus & Company

Yes.

James Doyle - Applied Signal Technology - Chief Financial Officer

As for the quarter it was approximately $1.9 million and for the full year approximately $6.5 million.

Elizabeth De Freitas – Stifel Nicolaus & Company

Okay thank you.

Operator

Thank you. Our final question comes from the line of Michael Lewis from BB&T Capital Markets. Please proceed with your question.

Michael Lewis – BB&T Capital Markets

Good evening. Bill, I was wondering, I know that you talked a little bit about this, but can you walk us through when the last time your primary intelligence focused customers did a complete refresh of their COMINT and SIGINT equipment?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

I do not know we will see a complete refresh of the COMINT and SIGINT equipment, but we are seeing a refresh and recapitalization particularly to address the more modern signals if you will. Probably the last time in our history that happened may have been in 2003 or 2004 from our company’s standpoint. Now if you look at our company’s performance, the company ran up quite a bit at that time. That was when, if you recall, that was following the 9/11 event and it took about a year or two for the government to release the funds and there was a significant run up in costs associated with it. I do not expect we would see anything nearly of that magnitude that we saw back in 2003 and 2004, but we do believe there is positive and there is still some growth in our current core markets as opposed to decline in the broader sense markets which is what we are seeing.

Michael Lewis – BB&T Capital Markets

So essentially what we should expect is that the customer will also continue to kind of spiral in new technologies as needed or as developed and they will kind of piecemeal the systems together as technologies arise, is that a good way to look at it?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

I think that is a real good characterization, Michael, the one area where there might be kind of a step function change would perhaps be in the cyber security area where there is a substantial amount of funding. The government has gone forward and identified the contract vehicles of course they intend to deploy and there we will not see an incremental or spiral but they are actually looking for a much greater increase. So the companies that participate in that cyber security initiative could see strong growth.

Michael Lewis – BB&T Capital Markets

That was actually my next question with regard to cyber. Exactly what type of offering will you provide as a team member to say one of the larger primes that was bidding one of these larger potential cyber contracts that we are waiting for here in the industry? Another question is it specifically addressing the algorithms or are you actually going to have some hardware content in the cyber initiative?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Great question. AST as a company is one of the premier companies that provide in-depth domain knowledge of the signal environment associated with the whole modern telecommunication network. So that is one of the value add that we provide to industry primes in the area. We envision providing a combination of hardware products but we are also developing a new page in our playbook to also take software only solutions into existing open architecture systems to be able to play in that environment as well. So probably the main thing is that as we have a new range of products to talk about, Gecko which is a product we have got that does broadband network monitoring and protection of high speed and high capacity communication networks. That is probably one of the key areas where we are seeing strong interest from the major prime contractors in helping them in their cyber security initiative pursuits.

Operator

Thank you. We do have another question from the line of Wren [Dicing] – Neuberger Berman. Please proceed.

Wren [Dicing] – Neuberger Berman

Good evening. How are you?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Good. How are you?

Wren [Dicing] – Neuberger Berman

I jumped on the call a bit late, but I was surprised to see the very strong free cash flow, almost $2.00 per share. I just see the working capital piece, a bit much better performance than last year. I was just wondering if we look into 2009 should we expect to see continued, obviously that is a very good free cash flow historically, but it looks like you stepped up here in 2008. Is that a sort of one-time thing in light of the stuff that has gone on with working capital?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Yes. I think it is a little bit more of a one-time thing. We did have a very good year as far as our working capital and in our cash generation for FY08. I do not anticipate it will be the same in 2009 near the same as 2008. As I think you know we made some changes to our stock based compensation expense and our employee stock purchase plan so we would not be generating as much cash out of the issuance of common stock in 2009 as we did in 2008. As far as our collections, as far as cash provided by operating activities, we did really well collecting a lot of invoicing costs from 2007. So we did have a good year as far as cash generation goes, but I would not anticipate it is going to be a big year in 2009, as near as big as 2008.

Wren [Dicing] – Neuberger Berman

Should we expect that since you did so well in working capital in 2008 that you will have some give back on timing in 2009?

James Doyle - Applied Signal Technology - Chief Financial Officer

By the end of the year I would say no. There might be some give back during the year.

Wren [Dicing] – Neuberger Berman

Okay. All right. I appreciate your comments. Thank you.

Operator

There is a follow-up question from the line of James McIlree from Collins Stewart LLC. Please proceed.

James McIlree – Collins Stewart LLC

Yes. Thanks. I was wondering if the nature of your business is changing at all or even on the margin of selling more directly versus through selling through the primes.

James Doyle - Applied Signal Technology - Chief Financial Officer

I would not think so. It does not appear to be changing. I know that we had some good royalty revenue and corresponding profit come through in the quarter and for the full year. As far as our mix of business we did see a little bit of a decline in our fixed price work and we believe that could be the bottom of the trough because we have products that we are working on and developing that Bill talked about. I know Bill has some additional comments on the question.

William Van Vleet - Applied Signal Technology - Chief Executive Officer

You asked the question and we think right now it is about 70% direct to the U.S. government and again if you parcel our business into two pieces our intelligence business and our defense service customers we do not see much of a change in prime versus sub in the intelligence community space, but I expect that as we pursue more of these large programs of record in the DOD and military services that there we may see a larger shift towards subcontracting to the industry prime as opposed to direct from the U.S. government.

James McIlree – Collins Stewart LLC

Okay, that’s helpful. And lastly, a number of companies have mentioned that they think there has been somewhat of a pause in spending during the change of administration. Have you seen anything like that?

William Van Vleet - Applied Signal Technology - Chief Executive Officer

We have not seen so much of it to date. I believe where that is happening is that is occurring in the DOD at the top line certainly because we have been told by the transition team in the new administration that no one will escape the current economic environment, that everything including defense has to pay. On the other hand, defense is a big source of jobs and there is a reluctance to further reduce or put pressure on the jobs. So that is perhaps why you have heard about a pause.

But I think that is all again happening at the top line of the defense budget if you will. Within our space we are continuing to see demand and growth in our core markets.

James McIlree – Collins Stewart LLC

Okay great. Thank you.

Operator

The next question comes from Chris Donaghey from Suntrust Robinson Humphrey. Please proceed with your question.

Chris Donaghey – Suntrust Robinson Humphrey

I had one quick follow up question. Jim you said you ended the year with a favorable rate variance of $1.3 million. I just want to make sure I understand the mechanics behind that again. To me that implies that the company actually finished slightly ahead of plan versus from where you started the year or beginning of the year?

James Doyle - Applied Signal Technology - Chief Financial Officer

Yes. What we were able to do, Chris was by finishing with a favorable variance what that does is it reduces revenue slightly on the cost reimbursable jobs but it improves profitability on the fixed price and T&M jobs.

Chris Donaghey – Suntrust Robinson Humphrey

Okay great. That is all I needed. Thanks.

Operator

Thank you. Ladies and gentlemen at this time there are no further questions. I would like to turn the floor back to management for any closing comments.

William Van Vleet - Applied Signal Technology - Chief Executive Officer

Thank you, Jane. Again, thank you all for participating in our conference call. We welcome your participation and the excellent questions we received. We want to wish everyone a Merry Christmas, Happy Hanukah, Happy Holidays and a Happy New Year. We look forward to speaking with you in 2009.

Operator

Thank you. Ladies and gentlemen this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.